Exhibit 99.2

Perma-Fix Reports Results For Year Ended December 31, 2014 Including 33% Increase in Revenue, 120% Increase in Gross Profit,
$2.2 Million of Adjusted EBITDA and $796,000 of Net Income
for The Fourth Quarter of 2014

ATLANTA – March 31, 2015 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2014

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are pleased report a solid year over year increase in revenue, margins, and profitability for the fourth quarter of 2014. We attribute this improvement to a 37% increase in our Treatment Segment revenue and a 23% increase in our Services Segment revenue. Importantly, gross margin in our Treatment Segment increased to 32.6% from 17.5% for the same period last year. We took steps to streamline our operations and reduce expenses last year, and are now benefitting from the operating leverage and lower fixed costs as we grow our Treatment Segment revenue. At the same time, we remain focused on strengthening our balance sheet as we continue to pay down debt and increase our cash position.”

“The period of 2012 through the first half of 2014 were among the most difficult periods our industry has faced. We not only survived these challenges, but have emerged a much stronger company as evidenced by our strong performance in the second half of 2014. Our Treatment Segment backlog at the end of 2014 is stronger than last year and our Service Segment sales pipeline is improving as evidenced by recent contract wins and additional contracts we are actively bidding on. Overall, we believe we are well positioned to continue our growth and positive cash flow in 2015."

Dr. Centofanti continued, “We also continue to advance our process to produce Technetium-99m, which is used in 80% - 85% of the 25 million diagnostic nuclear procedures conducted annually in the U.S. alone. In just the past two months, we reported a number of important milestones. First, we have been issued a composition of matter patent with very broad claims allowed by the U.S. Patent & Trademark Office for our microporous composite material. Second, a consortium we formed, led by Perma-Fix Medical S.A., to develop a next generation Technetium-99m generator was awarded a $2.8 million grant subject to certain terms and conditions being met. We also entered into a preliminary letter of intent with Digirad, one of the largest national providers of in-office nuclear cardiology imaging services, as a strategic partner. Under the LOI, Digirad plans to invest $1 million in Perma-Fix Medical S.A. through a private placement of common stock, subject to execution of a definitive agreement and other conditions, and would participate in the development and commercialization of our process to produce Technetium-99m. We are extremely proud of our accomplishments to date, and look forward to announcing additional milestones in the near future.”

The aforementioned shares of Perma-Fix Medical S.A., if issued to Digirad, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

Financial Results

Revenue for the fourth quarter of 2014 was $17.0 million versus $12.7 million for the same period last year. Revenue for the Treatment Segment increased to $12.6 million from $9.2 million for the same period in 2013. Revenue from the Services Segment was $4.4 million versus $3.5 million for the same period in 2013.

Gross profit for the fourth quarter of 2014 was $4.7 million versus $2.1 million for the fourth quarter of 2013 primarily due to higher revenue resulting from both increased volume and improved waste mix. Gross margin increased to 27.6% from 16.7% for the same period last year.

Operating income for the fourth quarter of 2014 was $1.2 million versus operating loss of $28.5 million for the fourth quarter of 2013. Operating loss for the fourth quarter of 2013 included a goodwill impairment charge of approximately $26.7 million for the Treatment and Services Segments. Net income attributable to common stockholders for the fourth quarter of 2014 was $875,000, or $0.08 per share vs net loss of $31.4 million, or ($2.75) per share, for the same period in 2013. In addition to the impairment loss on goodwill noted above, net loss for the fourth quarter of 2013 included a charge to tax expense of approximately $4.8 million (approximately $3.6 million for continuing operations and approximately $1.2 million for discontinued operations) to provide a full valuation allowance on net deferred tax assets. The Company also announced it has met the requirements to remove the going concern qualification from the financial statements.

The Company reported Adjusted EBITDA of $2.2 million from continuing operations during the quarter ended December 31, 2014, as compared to a loss of Adjusted EBITDA of $1.5 million during the same period of 2013. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, cost in excess of revenue and amortization of acquired contracts, and impairment loss on goodwill. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and twelve months ended December 31, 2014 and 2013.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(In thousands)	2014	2013	2014	2013
Income (loss) from continuing operations	$741	$(30,035)	$(2,992)	$(34,471)

Adjustments:
Depreciation & amortization	958	283	4,240	4,126
Interest income	(7)	(8)	(27)	(35)
Interest expense	111	165	616	762
Interest expense - financing fees	59	44	192	132
Income tax expense (benefit)	327	1,319	417	(625)

EBITDA	2,189	(28,232)	2,446	(30,111)

Cost in excess of revenue and amortization of acquired contracts	—	—	—	1,003
Impairment loss on goodwill	—	26,707	380	27,856

Adjusted EBITDA	$2,189	$(1,525)	$2,826	$(1,252)

The tables below present certain unaudited financial information for the business segments, which exclude allocation of corporate expenses and Perma-Fix Medical S.A. expenses (primarily R&D expenses):

	Three Months Ended		Twelve Months Ended
	December 31, 2014		December 31, 2014
	(Unaudited)		(Unaudited)
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$12,570	$4,388	$42,343	$14,722
Gross profit	4,101	575	10,480	1,428
Segment profit (loss)	2,568	2	5,545	(1,993)

	Three Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2013
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$9,161	$3,567	$35,540	$38,873
Gross profit	1,606	521	5,574	4,242
Segment loss	(8,721)	(19,610)	(8,198)	(20,042)

Conference Call

Perma-Fix will host a conference call at 2:00 pm Eastern Time on Tuesday, March 31, 2015. The call will be available by dialing (877) 407-0778 for U.S. callers, or +1-201-689-8565 for international callers, or on the Company’s website at www.perma-fix.com. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight, April 7, 2015 and can be accessed by calling: (877) 660-6853 (U.S. callers) or +1-201-612-7415 (international callers) and entering conference ID: 13605647.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities nationwide. Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: strengthening our balance sheet; continue our growth in 2015; and completion of the letter of intent with Digirad. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; execution of agreement by Perma-Fix Medical S.A. with the project team partners of the consortium and formal acceptance of the grant by Perma-Fix Medical S.A; entering into definitive agreements approved by the Board of Directors and approvals by the Polish authorities to complete the transactions contemplated by the letter of intent with Digirad; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2014 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2014	2013	2014	2013

Net revenues	$16,958	$12,728	$57,065	$74,413
Cost of goods sold	12,282	10,601	45,157	64,597
Gross profit	4,676	2,127	11,908	9,816

Selling, general and administrative expenses	3,057	3,544	11,973	14,376
Research and development	375	344	1,315	1,764
Impairment loss on goodwill	—	26,707	380	27,856
Loss (gain) on disposal of property and equipment	—	47	(41)	49
Income (loss) from operations	1,244	(28,515)	(1,719)	(34,229)

Other income (expense):
Interest income	7	8	27	35
Interest expense	(111)	(165)	(616)	(762)
Interest expense-financing fees	(59)	(44)	(192)	(132)
Foreign exchange loss	(11)	—	(24)	—
Other	(2)	—	(51)	(8)
Income (loss) from continuing operations before taxes	1,068	(28,716)	(2,575)	(35,096)
Income tax expense (benefit)	327	1,319	417	(625)
Income (loss) from continuing operations, net of taxes	741	(30,035)	(2,992)	(34,471)

Income (loss) from discontinued operations, net of taxes	55	(1,344)	1,688	(1,568)
Net income (loss)	796	(31,379)	(1,304)	(36,039)

Net loss attributable to non-controlling interest	(79)	—	(79)	(64)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$875	$(31,379)	$(1,225)	$(35,975)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.07	$(2.63)	$(.26)	$(3.04)
Discontinued operations	.01	(.12)	.15	(.14)
Net income (loss) per common share	$.08	$(2.75)	$(.11)	$(3.18)

Number of common shares used in computing net income (loss) per share:
Basic	11,469	11,399	11,443	11,319
Diluted	11,508	11,399	11,443	11,319

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

		(Revised)
	December 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2014	2013

ASSETS
Current assets:
Cash and equivalents	$3,765	$368
Account receivable, net of allowance for doubtful accounts of $2,170 and $1,932	8,272	8,241
Unbilled receivables	7,177	4,917
Other current assets	3,508	3,469
Deferred tax assets - current	385	460
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 and $13	20	3,114
Total current assets	23,127	20,569

Net property and equipment	22,824	26,060
Property and equipment of discontinued operations, net of accumulated depreciation of $10 and $55, respectively	681	1,367
Intangibles and other assets	42,004	44,064
Total assets	$88,636	$92,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,233	$19,073
Current liabilities related to discontinued operations	2,137	3,994
Total current liabilities	22,370	23,067

Long-term liabilities	19,341	22,260
Long-term liabilities related to discontinued operations	590	602
Total liabilities	42,301	45,929
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $803 and $739, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 and 75,000,000 shares authorized, respectively, 11,476,485 and 11,406,573 shares issued, respectively; 11,468,843 and 11,398,931 shares outstanding, respectively	11	11
Additional paid-in capital	103,765	103,454
Accumulated deficit	(59,758)	(58,533)
Accumulated other comprehensive income	11	2
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	43,941	44,846
Non-controlling interest	1,109	—
Total stockholders' equity	45,050	44,846

Total liabilities and stockholders' equity	$88,636	$92,060